AMENDMENT TO STOCK OPTION AGREEMENT

This AMENDMENT TO STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of May 30, 2013 (the “Effective Date”), by and between Vocus, Inc., a Delaware corporation (the “Company”), and Richard Rudman (the “Optionee”).

R E C I T A L S

WHEREAS, the Company and the Optionee are parties to a Stock Option Agreement entered into with respect to the grant of an Option dated        (the “Stock Option Agreement”) under the Company’s 2005 Stock Award Plan, pursuant to which the Optionee acquired an option to purchase shares of the Common Stock of the Company; and

WHEREAS, the Company and the Optionee desire to amend the Stock Option Agreement in certain respects.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Amendment to the Stock Option Agreement. Effective as of the Effective Date, Section 2 of the Stock Option Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“2. Continued and Accelerated Vesting. Notwithstanding any other provision in this Option Agreement:

(a) If the Company terminates the Optionee’s employment without Cause (other than as a result of the Optionee’s death or disability) or the Optionee resigns for Good Reason, any unvested portion of the Option shall continue to vest in accordance with the vesting schedule set forth herein and shall remain exercisable for the period set forth in the Optionee’s employment agreement with the Company dated May 30, 2013 (the “Employment

Agreement”) after the date of termination of the Optionee’s employment, as though the Optionee were to continue to be employed by the Company during such period.

(b) If, during the period that begins 90 days prior to the effective date of a Change in Control and ends on the six month anniversary of the effective date of the Change in Control, the Company terminates the Optionee’s employment without Cause (other than as a result of Optionee’s death or disability) or the Optionee resigns for Good Reason, and if the Option has not then expired, then the unvested portion of the Option will become fully vested and exercisable upon the later of the effective date of the Change in Control or such termination of employment.

(c) For purposes of this Agreement, the terms “Cause”, “Good Reason” and “Change in Control” shall have the meanings given such terms in the Employment Agreement. The vesting rights provided under this Section 2 shall be subject to such additional requirements, including without limitation the execution of a release by the Optionee, as shall be provided under the Employment Agreement.”

2. No Other Amendments. Except as expressly amended hereby, the provisions of the Stock Option Agreement are and will remain in full force and effect.

3. Capitalized Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given such terms in the Stock Option Agreement.

4. Governing Law. This Agreement shall be governed by the laws of the State of Delaware exclusive of its choice of law provisions.

5. Counterparts. This Agreement may be executed by the Company and the Optionee in counterparts, which taken together shall be deemed one original.

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IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the Effective Date.

OPTIONEE

Signature

VOCUS, INC., a Delaware corporation

By:
Name:
Title: